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THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
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                                     Thirteen Weeks Ended             Twenty-six Weeks Ended
                               August 3, 1996   July 29, 1995  August 3, 1996  July 29, 1995
Net earnings ($000)                $ 65,790         $32,414        $ 147,363        $82,527

Weighted average shares of
common stock outstanding
during the period               286,179,138     288,233,222      287,092,901    287,988,160

Add incremental shares
from assumed exercise of stock
options (primary)                 3,979,454         603,182        3,689,245        468,704

                                290,158,592     288,836,404      290,782,146    288,456,864

Primary earnings per share      $      0.23     $      0.11       $     0.51    $      0.28

Weighted average shares of
common stock outstanding
during the period               286,179,138     288,233,222      287,092,901    287,988,160

Add incremental shares from
assumed exercise of stock
options (fully-diluted)           4,034,292         812,982        4,137,765        573,570

                                290,213,430     289,046,204      291,230,666    288,561,730

Fully-diluted earnings
per share                       $      0.23     $      0.11      $      0.51    $      0.28


NOTE:
	(1	The information provided above is presented in accordance with Regulation
    S-K, Item 601(b)(11), while net earnings per share on the Consolidated
    Statements of Earnings is presented in accordance with APB Opinion 15.
    The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average share basis is less than 3%.

	(2	All share and per share data have been restated to reflect the 2-for-1 split of common stock in the form of a stock dividend effective April 10,
    1996.

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